EX-99.77Q1

On October 31, 2006, The Olstein Financial Alert Fund changed its name to The Olstein All Cap Value Fund.

On October 31, 2006, Olstein & Associates, L.P., The Olstein Funds’ Investment Adviser, changed its name to Olstein Capital Management, L.P.

On October 31, 2006, Olstein & Assciates, L.P., The Olstein Funds’ Principal Underwriter, changed its name to Olstein Capital Management, L.P.